                                  EXHIBIT 99.1

                                 PRESS RELEASE


FOR IMMEDIATE RELEASE


LARSCOM ANNOUNCES CORPORATE RESTRUCTURING AND COMMENTS ON 2001 FINANCIAL OUTLOOK

     MILPITAS, Ca - (June 22, 2001) - Larscom Incorporated (Nasdaq NM: LARS), a leading provider of integrated WAN access solutions, today announced a corporate restructuring in response to a recent, significant slowdown in orders from major customers and the difficult economic environment in the telecommunications equipment industry. The company now expects revenues of approximately $45 million and an operating loss, excluding restructuring charges, inventory reserves and tax reserves, of approximately $12 million, or $0.63 per share, for the full year of 2001. Larscom will reduce its workforce by approximately 25%. This will include approximately 53 employees, most located at Larscom's Durham, North Carolina facility, which will be closed. Closing the facility will enable Larscom to concentrate all its U.S. operations in its Milpitas, California facility.

     For the second quarter of 2001, Larscom expects to report restructuring charges and related non-cash inventory reserves totaling approximately $8 million. In addition, Larscom will establish a non-cash valuation reserve of $17 million against its deferred-tax benefits, which are carried on the balance sheet as assets. Larscom also expects to report an operating loss (excluding the restructuring charges and the reserves) for the second quarter of 2001.

     Bob Coackley, Larscom's chief executive officer, said, "The telecommunications equipment industry is facing challenging economic circumstances and our company is also experiencing the softness in this sector. We are responding by taking these painful but necessary steps.

     "With no debt and approximately $24 million of cash and short term investments as of May 31, 2001, our financial position enables us to compete aggressively in this market and manage through this difficult period. Furthermore, our new product development strategy continues to produce award-winning network equipment solutions, which will leave us well-positioned for the eventual turnaround in this industry."

     Coackley also added, "We are sensitive to the impact these changes have on the people in our Company. However, we are taking these steps to improve our operating results while continuing to invest in new products, which are so important to the future of Larscom. We will also make every effort to ensure that our customers receive the outstanding support they have come to expect from Larscom."

     In conjunction with the other cost reductions, Larscom also announced that its chief executive officer, chief technology officer, chief financial officer and vice president of operations would all be taking 10% salary reductions.

     Separately, Larscom announced that George Donohoe, executive vice president, has decided to retire and Rebecca Horn, vice president for marketing, located in North Carolina, would be leaving the company. Larscom plans to hire a vice president for marketing to be located in California.



About Larscom

     Larscom Incorporated develops, manufactures and markets high-speed wide area network (WAN) and Internet access equipment. The company's customers include major carriers, Internet service providers, Fortune 500 companies and government agencies worldwide. Larscom's headquarters are at 1845 McCandless Drive, Milpitas, California 95035. Additional information can be found at www.larscom.com.

Safe Harbor Statement

     Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to known and unknown risks and uncertainties that could cause the actual results to differ materially. These risks and uncertainties include (but are not limited to) risks associated with customer concentration, easing of equipment demand by service providers, the ability to hire and retain technical talent, the ability to develop successful new products, dependence on recently introduced new products and products under development, dependence on component availability from key suppliers, rapid technological change, fluctuations in quarterly operating results and absence of significant backlog, as well as additional risk factors discussed in the "Risk Factors" section of Larscom's annual report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These forward-looking statements represent Larscom's judgment as of the date of this release. Larscom disclaims, however, any intent or obligation to update these forward-looking statements.